                                Offer to Purchase

              GROSVENOR REGISTERED MULTI-STRATEGY FUND (TI 1), LLC
                                  MA5-100-06-05
                               100 Federal Street
                           Boston, Massachusetts 02110

               OFFER TO PURCHASE UP TO $50,000,000 IN OUTSTANDING
                       LIMITED LIABILITY COMPANY INTERESTS
                            DATED SEPTEMBER 29, 2010

                    LETTER OF TRANSMITTAL MUST BE RECEIVED BY
       BANK OF AMERICA CAPITAL ADVISORS LLC (THE "ADVISER") BY WEDNESDAY,
                                OCTOBER 27, 2010

                 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT
          12:00 MIDNIGHT, EASTERN TIME, ON WEDNESDAY, OCTOBER 27, 2010,
                          UNLESS THE OFFER IS EXTENDED

To the Investors of Grosvenor Registered Multi-Strategy Fund (TI 1), LLC:

Grosvenor Registered Multi-Strategy Fund (TI 1), LLC, a closed-end, diversified, management investment company organized as a Delaware limited liability company (the "Fund"), is offering to purchase, on the terms and conditions set forth in this offer to purchase ("Offer to Purchase") and the related Letter of Transmittal (which together with this Offer to Purchase constitutes the "Offer"), up to $50,000,000 of Interests in the Fund. (As used in this offer, the term "Interest" or "Interests", as the context requires, refers to the limited liability company interests in the Fund representing beneficial interests in the Fund.) Purchases would be pursuant to tenders by investors of the Fund ("Investors") at a price equal to their net asset value as of December 31, 2010 or, if the Offer is extended, as of the next occurring last business day of a calendar month which is at least sixty-five (65) days from the date on which the Offer actually expires (the "Valuation Date"). This Offer is being made to all Investors and is not conditioned on any minimum amount of Interests being tendered, but is subject to certain conditions described below. Interests are not traded on any established trading market and are subject to strict restrictions on transferability under the Fund's Operating Agreement, as amended from time to time (the "LLC Agreement").

The Offer will remain open until 12:00 midnight, Eastern Time, on October 27, 2010 (the "Initial Expiration Date"), or, if the Offer is extended, until any later date that corresponds to the extension of the Offer. The later of the Initial Expiration Date or the latest time and date to which the Offer is extended is called the "Expiration Date."

Investors who desire to tender an Interest, or a portion of an Interest, for purchase must complete and sign the attached Letter of Transmittal and MAIL or EMAIL it to the Adviser for receipt on or before the Expiration Date. PLEASE NOTE THAT LETTERS OF TRANSMITTAL ARE NO LONGER BEING ACCEPTED BY FAX TRANSMISSION. (See Section 5 of the Offer to Purchase for more information.)

Investors should realize that the value of the Interests tendered in this Offer likely will change between August 31, 2010 (the last time net asset value was calculated) and the Valuation Date (December 31, 2010, unless the Offer is extended), when the value of the Interests tendered to the Fund for purchase is determined. Investors tendering their Interest should also note that although the tender offer expires on October 27, 2010 (unless the Offer is extended), they will remain Investors in the Fund, with respect to the Interest tendered and accepted for purchase by the Fund, through the Valuation DATE. Any tendering Investors that wish to obtain the estimated net asset value of their Interests should contact the Adviser, at the telephone number or address set forth below, Monday through Friday, except holidays, during normal business hours of 9:00 a.m. to 5:00 p.m. (Eastern Time).

                                   IMPORTANT

NONE OF THE FUND, THE ADVISER, GROSVENOR CAPITAL MANAGEMENT, L.P., THE MASTER FUND'S SUBADVISER (THE "SUBADVISER"), OR ANY MEMBER OF THE FUND'S BOARD OF DIRECTORS MAKES ANY RECOMMENDATION ON BEHALF OF THE FUND TO ANY INVESTOR AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING INTERESTS. INVESTORS MUST MAKE THEIR OWN DECISIONS WHETHER TO TENDER INTERESTS AND, IF THEY CHOOSE TO DO SO, THE PORTION OF THEIR INTERESTS TO TENDER.

BECAUSE EACH INVESTOR'S INVESTMENT DECISION IS A PERSONAL ONE BASED ON ITS FINANCIAL CIRCUMSTANCES, NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE FUND AS TO WHETHER INVESTORS SHOULD TENDER INTERESTS PURSUANT TO THE OFFER. NO PERSON HAS BEEN AUTHORIZED BY THE FUND TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH RECOMMENDATION AND SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED ON AS HAVING BEEN AUTHORIZED BY THE FUND.

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED ON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR ON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

Questions, requests for assistance and requests for additional copies of the Offer may be directed to the Adviser:

                                       Bank of America
                                       Attn: Bonnie Moy
                                       100 Federal Street
                                       MA5-100-06-05
                                       Boston MA 02110
                                       Phone: 1-866-921-7951

              GROSVENOR REGISTERED MULTI-STRATEGY FUND (TI 1), LLC
                                OFFER TO PURCHASE

                                Table of Contents

1.  Summary Term Sheet                                                         2
2.  Background and Purpose of the Offer                                        4
3.  Offer to Purchase and Price                                                4
4.  Amount of Tender                                                           5
5.  Procedure for Tenders                                                      5
6.  Withdrawal Rights                                                          6
7.  Purchases and Payment                                                      6
8.  Certain Conditions of the Offer                                            8
9.  Certain Information About the Fund                                         8
10. Certain Federal Income Tax Consequences                                    9
11. Miscellaneous                                                             10
12. Financial Statements                                                      10

1. SUMMARY TERM SHEET.

This summary highlights certain information concerning this Offer. To understand the Offer fully and for a more complete discussion of the terms and conditions of the Offer, please read carefully this entire Offer to Purchase and the related Letter of Transmittal.

     - The Fund's Confidential Offering Memorandum dated January 2010, as supplemented from time to time (the "Confidential Offering Memorandum"), states that the Fund will offer from time to time to buy a portion of its outstanding Interests at their net asset value (that is, the value of the Fund's assets minus its liabilities), calculated as of the Valuation Date. The Board of Directors of the Fund (the "Board of Directors") has authorized the Fund to offer to purchase Interests in the Fund in an amount up to $50,000,000. This Offer will remain open until 12:00 midnight, Eastern Time, on the Expiration Date, which is October 27, 2010, unless the Offer is extended. The net asset value of an Interest will be calculated for this purpose as of the Valuation Date, which is December 31, 2010 unless the Offer is extended. The Fund reserves the right to adjust the Valuation Date to correspond to any extension of the Offer.

     - The Offer is being made to all holders of Interests and is not conditioned on any minimum amount of Interests being tendered. You may tender your entire Interest or a portion of your Interest (defined as a specific dollar value) up to an amount such that you maintain the required minimum capital account balance of at least $50,000 in the Fund, subject to the conditions set forth below.

     - If you tender your entire Interest and the Fund purchases that Interest, you will receive as consideration a non-interest bearing, non-transferable promissory note, to be held for you by BNY Mellon Investment Servicing (US) Inc. (the "Administrator"), entitling you to:

          i) an initial payment (the "Initial Payment") in cash and/or marketable securities equal to 90% of the unaudited net asset value, determined as of the Valuation Date, of the Interest tendered and purchased, which will be paid to you (a) thirty-five (35) days after the Valuation Date or (b) ten business days after the Master Fund has received at least 90% of the aggregate amount withdrawn from any portfolio funds if the Master Fund has requested withdrawals of its capital from portfolio funds to fund the purchase of Interests; and

          ii) a contingent payment (the "Contingent Payment") in cash and/or marketable securities equal to the excess, if any, of (a) the net asset value of the Interest tendered and purchased as of the Valuation Date (as may or may not be adjusted based upon subsequent revisions to the net asset values of the portfolio funds) over (b) the Initial Payment. The Contingent Payment, if any, will be payable within 120 days after the Valuation Date. On the Valuation Date, the Fund will deposit into a segregated account an amount equal to 10% of the unaudited net asset value, as described above, of the Interest determined as of the Valuation Date. Any interest earned on these deposited amounts is for the benefit of the Fund and will not be paid to tendering Investors as part of any Contingent Payment. See Section 7.

     - If you tender less than 95% of your Interest in the Fund and the Fund purchases that Interest, you will receive as consideration a non-interest bearing, non-transferable note, to be held for you by the Administrator, entitling you to payment of the unaudited net asset value, determined as of the Valuation Date, of such portion of your Interest accepted for payment in cash and/or marketable securities within (a) thirty-five (35) days after the Valuation Date or (b) ten business days after the

          Master Fund has received at least 90% of the aggregate amount withdrawn from any portfolio funds if the Master Fund has requested withdrawals of capital from such portfolio funds to fund the purchase of Interests. The Fund reserves the right to purchase less than the amount you tender if the purchase would cause your remaining Interest to have a balance of less than $50,000. See Section 4 and Section 7.

     - In the case of a partial tender greater than or equal to 95% of the net asset value of an Investor's entire Interest, payment procedures applicable to Investors tendering their entire Interest will apply.

     - If the Fund accepts the tender of your entire Interest or a portion of your Interest, your proceeds will be funded from one or more of the following sources: cash on hand; withdrawals of capital from the portfolio funds in which the Fund invests; the proceeds of the sale of or delivery of portfolio securities held by the Fund; or borrowings, although the Fund does not presently intend to make any such borrowings. See Section 7.

     - Until the expiration of the Offer, you have the right to change your mind and withdraw any tenders of your Interest. If the Fund has not yet accepted your tender of an Interest (or portion of an Interest) before November 26, 2010, you will also have the right to withdraw the tender of your Interest on or after such date. Interests withdrawn prior to the Expiration Date may be re-tendered on or before the Expiration Date by following the tender procedures described herein. See Section 6.

     - If you would like the Fund to purchase your entire Interest or a portion of your Interest, you must complete, sign and either (1) MAIL the enclosed Letter of Transmittal to the Adviser at the address listed on page (ii) of this Offer to Purchase or (2) EMAIL the Letter of Transmittal to aiclientservice@ml.com (please include the words "Grosvenor Tender Documents" in the subject line), so that it is received before 12:00 midnight, Eastern Time, on the Expiration Date, which is October 27, 2010 unless the Offer is extended. PLEASE NOTE THAT LETTERS OF TRANSMITTAL ARE NO LONGER BEING ACCEPTED BY FAX TRANSMISSION. See Section 5.

     - If you would like to obtain the estimated net asset value of your Interest, which is calculated monthly, contact the Adviser at the address listed on page (ii) or at (866) 921-7951, Monday through Friday, except holidays, during normal business hours of 9:00 a.m. to 5:00 p.m., Eastern Time. The value of your Interest will likely change between the date its net asset value was last calculated and the Valuation Date, which is December 31, 2010 unless the Offer is extended, when the value of Interests tendered and accepted for purchase will be determined for purposes of calculating the purchase price for such Interests. See Section 3.

     - Please note that the Fund has the right to cancel, amend or postpone this Offer at any time before 12:00 midnight, Eastern Time, on the Expiration Date, which is October 27, 2010 unless the Offer is extended. Also note that although the Offer will expire on the Expiration Date, you will remain an Investor in the Fund, with respect to any Interest you tender that is accepted for purchase by the Fund through the Valuation Date. Accordingly, the value of your tendered Interest may rise or fall until the Valuation Date.

     - If you elect to tender, it is your responsibility to confirm, and it is strongly recommended that you confirm, receipt of the Letter of Transmittal with the Adviser. See Section 5.

2. BACKGROUND AND PURPOSE OF THE OFFER.

The purpose of this Offer is to provide liquidity to Investors who hold Interests in the Fund, as contemplated by and in accordance with the procedures set forth in the Confidential Memorandum, and the LLC Agreement. The Confidential Memorandum and the LLC Agreement, which were provided to each Investor in advance of subscribing for Interests, provide that the Board of Directors has the discretion to determine whether the Fund will purchase Interests from time to time from Investors pursuant to written tenders. The Confidential Memorandum also states that the Adviser expects that it will recommend to the Board of Directors that the Fund purchase Interests from Investors four times each year, effective as of the last day of each calendar quarter. Because there is no secondary trading market for Interests and transfers of Interests are prohibited without prior approval of the Adviser, the Board of Directors has approved the Offer, after consideration of various matters, including, but not limited to, those set forth in the Confidential Memorandum, and the recommendation of the Adviser, in order to provide liquidity for Interests as contemplated in the Confidential Memorandum and the LLC Agreement.

The purchase of Interests pursuant to the Offer will have the effect of increasing the proportionate interest in the Fund of Investors who do not tender Interests. Investors who retain their Interests may be subject to increased risks due to the reduction in the Fund's aggregate assets resulting from payment for the Interests tendered. These risks include the potential for greater volatility due to decreased diversification. However, the Fund believes that this result is unlikely given the nature of the Fund's investment program. A reduction in the aggregate assets of the Fund may result in Investors who do not tender Interests bearing higher costs to the extent that certain expenses borne by the Fund are relatively fixed and may not decrease if assets decline. These effects may be reduced or eliminated to the extent that new and existing Investors make additional subscriptions for Interests from time to time. Payment for Interests and portions of Interests purchased pursuant to this Offer may also require the Fund to liquidate portfolio holdings earlier than the Adviser and Subadviser would otherwise have caused these holdings to be liquidated, potentially resulting in losses or increased investment related expenses.

Interests that are tendered to the Fund in connection with this Offer will be retired, although the Fund may issue new Interests from time to time in transactions not involving any public offering conducted pursuant to Rule 506 of Regulation D under the Securities Act of 1933, as amended, in accordance with the Confidential Memorandum. The Fund currently expects that it will accept subscriptions for Interests as of the last business day of each month, but is under no obligation to do so.

Net Assets of the Fund
----------------------
June 30, 2010            $473,509,256
July 31, 2010            $477,882,313
August 31, 2010          $479,552,313 (estimate made with August 1 subscriptions)
September 1, 2010        $480,652,313 (estimate made with September 1 subscriptions)

3. OFFER TO PURCHASE AND PRICE.

The Fund will, on the terms and subject to the conditions of the Offer, purchase up to $50,000,000 of Interests that are properly tendered by Investors, and not withdrawn (in accordance with Section 6 below), before 12:00 midnight, Eastern Time, on the Expiration Date, which is October 27, 2010, unless the Offer is extended. The Fund reserves the right to extend, amend or cancel the Offer as described in Sections 4 and 8 below. The purchase price of an Interest, or portion thereof, tendered and accepted for purchase will be its net asset value as of the close of the Valuation Date, payable as set forth in Section 7. The Fund reserves the right to adjust the Valuation Date to correspond with any extension of the Offer.

As of the start of business on September 1, 2010, the Fund had approximately $480,652,313 in Interests outstanding (based on the unaudited net asset value of such Interests and including subscriptions made as of September 1, 2010). Investors may obtain monthly estimated net asset value information, which the Fund calculates based on information it receives from the managers of portfolio funds in which the Fund invests, as of the most recent month-end, by contacting the Adviser at the telephone number or address set forth on page (ii), Monday through Friday, except holidays, during normal business hours of 9:00 a.m. to 5:00 p.m., Eastern Time. The value of an Investor's Interest will likely change between any such date and the Valuation Date, which is December 31, 2010 unless the Offer is extended, when the value of the Interests tendered by Investors will be determined for purposes of calculating the purchase price of Interests tendered and accepted for purchase.

4. AMOUNT OF TENDER.

The Offer is being made to all Investors and is not conditioned on any minimum amount of Interests being tendered. Subject to the limitations set forth below, Investors may tender their entire Interest or a portion of their Interest (defined as a specific dollar value) up to an amount such that they maintain a capital account balance of at least $50,000. The Fund reserves the right to reduce the amount to be purchased from any Investor tendering a portion of its Interest so that the required minimum capital account balance is maintained.

If the amount of Interests that are properly tendered pursuant to the Offer and not withdrawn pursuant to Section 6 below is less than or equal to $50,000,000 (or such greater amount as the Fund may elect to purchase pursuant to the Offer), the Fund will, on the terms and subject to the conditions of the Offer, purchase all of the tendered Interests unless the Fund elects to cancel or amend the Offer, or postpone acceptance of tenders made pursuant to the Offer, as provided in Section 8 below. If more than $50,000,000 of Interests are duly tendered to the Fund prior to the expiration of the Offer and not withdrawn pursuant to Section 6 below, the Fund will in its sole discretion either: (a) accept the additional Interests permitted to be accepted pursuant to Rule 13e-4(f)(3) under the Securities Exchange Act of 1934, as amended; (b) extend the Offer, if necessary, and increase the amount of Interests that the Fund is offering to purchase to an amount it believes sufficient to accommodate the excess Interests tendered as well as any Interests tendered during the extended Offer; or (c) accept Interests tendered prior to or on the Expiration Date for payment on a PRO RATA basis based on the aggregate net asset value of tendered Interests. The Offer may be extended, amended or canceled in various other circumstances described in Section 8 below.

5. PROCEDURE FOR TENDERS.

Investors wishing to tender Interests pursuant to the Offer should either: (1) MAIL a completed and executed Letter of Transmittal to the Adviser, to Bank of America, Attn: Bonnie Moy, 100 Federal Street, MA5-100-06-05, Boston MA 02110, or (2) EMAIL a completed and executed Letter of Transmittal to the Adviser, to aiclientservice@ml.com. Please include the words "Grosvenor Tender Documents" in the subject line. The completed and executed Letter of Transmittal must be received by the Adviser, BY MAIL or EMAIL, no later than the Expiration Date. PLEASE NOTE THAT LETTERS OF TRANSMITTAL ARE NO LONGER BEING ACCEPTED BY FAX TRANSMISSION. The Fund recommends that mailed documents be submitted to the Adviser via certified mail, return receipt requested.

Investors wishing the Adviser to confirm receipt of a Letter of Transmittal should include their e-mail address at the designated place on the Letter of Transmittal. The method of delivery of any documents is at the election and complete risk of the Investor tendering an Interest, including, but not limited to, the failure of the Adviser to receive any Letter of Transmittal or other document. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tenders will be determined by the Fund, in its sole discretion, and such determination shall be final and binding.

The Fund reserves the absolute right to reject any or all tenders determined by it not to be in appropriate form or the acceptance of or payment for which would, in the opinion of counsel for the Fund, be unlawful. The Fund also reserves the absolute right to waive any of the conditions of the Offer or any defect in any tender with respect to any particular Interest or any particular Investor, and the Fund's interpretation of the terms and conditions of the Offer will be final and binding. Unless waived, any defects or irregularities in connection with a tender must be cured within such time as the Fund shall determine. A tender will not be deemed to have been made until the defects or irregularities relating to that tender have been cured or waived. None of the Fund, the Adviser, the Subadviser or the Board of Directors is obligated to give notice of any defects or irregularities in tenders, nor will any of them incur any liability for failure to give such notice.

6. WITHDRAWAL RIGHTS.

Any Investor tendering an Interest pursuant to this Offer may withdraw the tender at any time before 12:00 midnight, Eastern Time, on the Expiration Date, which is October 27, 2010 unless the Offer is extended, and, if tendered Interests have not been accepted by the Fund, at any time on or after November 26, 2010. To be effective, any notice of withdrawal must be timely received by the Adviser at the address set forth on page (ii). A form of notice of withdrawal of a tender is available by calling the Adviser at the telephone number indicated on page (ii). The Fund determines questions as to the form and validity (including time of receipt) of notices of withdrawal, in its sole discretion, and its determinations are final and binding. Interests subject to a tender that has been properly withdrawn are not thereafter deemed to be tendered for purposes of the Offer. However, withdrawn Interests may be tendered again prior to the Expiration Date by following the procedures described in Section 5.

7. PURCHASES AND PAYMENT.

For purposes of the Offer, the Fund will be deemed to have accepted for purchase Interests that are tendered as of when it gives written notice to the tendering Investors of its election to purchase the Investor's Interest. As stated in
Section 3 above, the purchase price of an Interest tendered by any Investor and accepted for purchase will be the net asset value thereof as of the Valuation Date, which is December 31, 2010, if the Offer expires on the Initial Expiration Date, and otherwise the next occurring last business day of a calendar month which is at least sixty-five (65) days after the date on which the Offer expires. The net asset value will be determined after all allocations to capital accounts of the Investor required to be made by the LLC Agreement have been made.

An Investor whose entire Interest is tendered and accepted for purchase by the Fund will receive as consideration a non-interest bearing, non-transferable promissory note, to be held for such Investor by the Administrator, entitling the Investor to receive an initial payment in cash and/or marketable securities (valued in accordance with the LLC Agreement) equal to 90% of the unaudited net asset value of the Interest tendered and accepted for purchase by the Fund, determined as of the Valuation Date (the "Initial Payment"). Payment of this amount will be made to the Investor within (a) thirty-five (35) calendar days after the Valuation Date or (b) ten business days after the Master Fund has received at least 90% of the aggregate amount withdrawn by the Master Fund from any portfolio funds, if the Fund has requested withdrawals of its capital from such portfolio funds in order to fund the purchase of Interests. The promissory note also will entitle the Investor to receive a contingent payment in cash and/or marketable securities equal to the excess, if any, of (a) the net asset value of the Interest tendered and accepted for purchase by the Fund as of the Valuation Date (as it may be adjusted based upon subsequent revisions, if any, to the net asset values of the portfolio funds upon which the Fund's determination of its net asset value is based) over (b) the Initial Payment (the "Contingent Payment"). The Contingent Payment, if any, will be payable within 120 days after the Valuation Date. On the Valuation Date, the Fund will deposit into a segregated account an amount equal to 10% of the unaudited net asset value, as described above, of the Interest determined as of the Valuation Date. Any interest earned on these deposited amounts is for the benefit of the Fund and will not be paid to tendering Investors as part of any Contingent Payment.

An Investor whose partial Interest is accepted for purchase by the Fund (provided the portion tendered is less than 95% of the net asset value of such Investor's entire Interest) will receive as consideration a non-interest bearing, non-transferable promissory note, to be held for such Investor by the Administrator, entitling the Investor to payment of the unaudited net asset value of the partial Interest accepted for purchase determined as of the Valuation Date, in cash and/or marketable securities (valued in accordance with the LLC Agreement). Payment of this amount will be made to the Investor within
(a) thirty-five (35) calendar days after the Valuation Date or (b) ten business days after the Master Fund has received at least 90% of the aggregate amount withdrawn from any portfolio funds, if the Master Fund has requested withdrawals of capital from such portfolio funds in order to fund the purchase of Interests. The Fund reserves the right to purchase less than the amount the Investor tenders if the purchase would cause the Investor's capital account to have a balance of less than $50,000. In the case of a partial tender greater than 95% of the net asset value of an Investor's entire Interest, the payment procedures applicable to Investors tendering all their Interest will apply.

Although the Fund has retained the option to pay all or a portion of the purchase price by distributing marketable securities, the purchase price will be paid entirely in cash except in the unlikely event that the Board of Directors determines that the distribution of securities is necessary to avoid or mitigate any adverse effect of the Offer on the remaining Investors.

Any promissory notes paid to tendering Investors will be held for each Investor by the Administrator. Any cash payments due under such notes will be made by transfer of the funds to the Investor's account with Bank of America, N.A., or an affiliated bank (collectively, "Bank of America"), or by wire transfer directly to the tendering Investor to an account designated by the Investor in the Letter of Transmittal or otherwise if the Investor does not have a Bank of America account. Cash payments wired directly to such Investor accounts will be subject upon withdrawal from the account to any fees that the institution at which the account is held would customarily assess upon the withdrawal of cash from the account.

It is expected that cash payments for Interests acquired pursuant to the Offer will not exceed $50,000,000 (unless the Fund elects to purchase a greater amount) and will be derived from: (a) cash on hand; (b) withdrawal of capital from one or more of the portfolio funds in which the Fund invests; (c) the proceeds of the sale of securities and portfolio assets held by the Fund; or (d) possibly borrowings, as described below. The Fund will segregate, with its custodian, cash or U.S. government securities or other liquid securities equal to the value of the amount estimated to be paid under the promissory notes, as described above. Neither the Fund, the Board of Directors, the Adviser nor the Subadviser have determined at this time to borrow funds to purchase Interests tendered in connection with the Offer. However, depending on the dollar amount of Interests tendered and prevailing general economic and market conditions, the Fund, in its sole discretion, may decide to fund any portion of the purchase price, subject to compliance with applicable law, through borrowings. The Fund expects that the repayment of any amounts borrowed will be financed from additional funds contributed to the Fund by existing or new Investors, withdrawal of capital from the portfolio funds in which it invests, or from the proceeds of the sale of securities and portfolio assets held by the Fund.

8. CERTAIN CONDITIONS OF THE OFFER.

The Fund reserves the right, at any time and from time to time, to extend the period of time during which the Offer is pending by notifying Investors of the extension and of the new Expiration Date. In the event that the Fund so elects to extend the tender period, the Valuation Date for the purpose of determining the purchase price for tendered Interests will be the next occurring last business day of a calendar month which is at least sixty-five days (65) from the new Expiration Date. During any such extension, all Interests previously tendered and not withdrawn will remain subject to the Offer. The Fund also reserves the right, at any time and from time to time up to and including acceptance of tenders pursuant to the Offer: (a) to cancel or suspend the Offer in the circumstances set forth in the following paragraph and in the event of such cancellation or suspension not to purchase or pay for any Interests tendered pursuant to the Offer; (b) to amend the Offer; or (c) to postpone the acceptance of Interests tendered. If the Fund determines to amend the Offer or to postpone the acceptance of Interests tendered, it will, to the extent necessary, extend the period of time during which the Offer is open as provided above and will promptly notify Investors.

The Fund may cancel or suspend the Offer if: (a) the Fund would not be able to liquidate portfolio securities in a manner that is orderly and consistent with the Fund's investment objectives and policies in order to purchase Interests tendered pursuant to the Offer; (b) there is, in the judgment of the Board of Directors, any (i) legal action or proceeding instituted or threatened challenging the Offer or otherwise materially adversely affecting the Fund, (ii) declaration of a banking moratorium by federal or state authorities or any suspension of payment by banks in the United States that is material to the Fund, (iii) limitation imposed by federal or state authorities on the extension of credit by lending institutions, (iv) suspension of trading on any organized exchange or over-the-counter market where the Fund has a material investment,
(v) international or national calamity directly or indirectly involving the United States that is material to the Fund, (vi) material decrease in the net asset value of the Fund from the net asset value of the Fund as of commencement of the Offer, or (vii) other event or condition that would have a material adverse effect on the Fund or its Investors if Interests tendered pursuant to the Offer were purchased; or (c) the Board of Directors determines that it is not in the best interest of the Fund to purchase Interests pursuant to the Offer.

9. CERTAIN INFORMATION ABOUT THE FUND.

The Fund is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as a closed-end, diversified, management investment company. It is organized as a Delaware limited liability company. The principal office of the Fund is located at 100 Federal Street, Mail-Stop MA5-100-18-01, Boston, Massachusetts 02110 and its telephone number is (866) 921-7951. Interests are not traded on any established trading market and are subject to strict restrictions on transferability pursuant to the LLC Agreement.

Neither the Fund, the Adviser, the Subadviser nor the Board of Directors has any plans or proposals that relate to or would result in: (a) the acquisition by any person of additional Interests (other than the Fund's intention to accept subscriptions for Interests on the last business day of each month) or the disposition of Interests; (b) an extraordinary corporate transaction, such as a merger, reorganization or liquidation,


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involving the Fund; (c) any material change in the present distribution policy or indebtedness or capitalization of the Fund; (d) any change in the identity of the investment adviser of the Fund or the management of the Fund, including, but not limited to, any plans or proposals to change any material term of the investment advisory arrangements with the Adviser or the Subadviser; (e) a sale or transfer of a material amount of assets of the Fund (other than as the Board of Directors determines may be necessary or appropriate to fund any portion of the purchase price for Interests acquired pursuant to this Offer or in connection with ordinary portfolio transactions of the Fund); (f) any other material change in the Fund's structure or business, including any plans or proposals to make any changes in its fundamental investment policies for which a vote would be required by Section 13 of the 1940 Act; or (g) any changes in the LLC Agreement or other actions that may impede the acquisition of control of the Fund by any person.

Based on September 1, 2010 information, no affiliate of the Fund owns outstanding Interests. To the Fund's knowledge, no executive officer, director, or other affiliate plans to tender, and the Fund presently has no plans to purchase the Interest of any executive officer, director or other affiliate of the Fund pursuant to the Offer.

Other than the acceptance of subscriptions as of August 2, 2010 and September 1, 2010, there have been no transactions involving the Interests that were effected during the past 60 days by the Fund, the Adviser, the Subadviser, and any director or officer of the Fund, or any person controlling the Fund or the Adviser.

10. CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

The following discussion is a general summary of the federal income tax consequences of the purchase of Interests by the Fund from Investors pursuant to the Offer. Investors should consult their own tax advisors for a complete description of the tax consequences of a purchase of their Interests by the Fund pursuant to the Offer.

In general, an Investor from whom an Interest is purchased by the Fund will be treated as receiving a distribution from the Fund. The Investor generally will not recognize income or gain as a result of the purchase, except to the extent (if any) that the amount of money received by the Investor exceeds such Investor's then adjusted tax basis in such Investor's Interest. An Investor's basis in the Investor's remaining Interest will be reduced (but not below zero) by the amount of money received by the Investor from the Fund in connection with the purchase. An Investor's basis in such Investor's Interest will be adjusted for income, gain or loss allocated (for tax purposes) to such Investor for periods through the Valuation Date. Money distributed to an Investor in excess of the adjusted tax basis of the Investor's Interest is taxable as capital gain or ordinary income, depending on the circumstances. An Investor whose entire Interest is purchased by the Fund may recognize a loss, but only to the extent that the amount of money received from the Fund is less than the Investor's then adjusted tax basis in the Investor's repurchased Interest. In the unlikely event that the Fund uses securities rather than cash as consideration, there would be different tax consequences.

11. MISCELLANEOUS.

The Offer is not being made to, nor will tenders be accepted from, Investors in any jurisdiction in which the Offer or its acceptance would not comply with the securities or other laws of such jurisdiction. The Fund is not aware of any jurisdiction in which the Offer or tenders would not be in compliance with the laws of such jurisdiction. However, the Fund reserves the right to exclude Investors from the Offer in any jurisdiction in which it is asserted that the Offer cannot lawfully be made. The Fund believes such


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

exclusion is permissible under applicable laws and regulations, provided the Fund makes a good faith effort to comply with any state law deemed applicable to the Offer.

The Fund has filed an Issuer Tender Offer Statement on Schedule TO with the Securities and Exchange Commission, which includes certain information relating to the Offer. A copy of this statement may be obtained from the Fund by contacting the Adviser at the address and telephone number set forth on page
(ii) or from the Securities and Exchange Commission's internet web site, http://www.sec.gov. For a fee, a copy may be obtained from the public reference office of the Securities and Exchange Commission at 100 F Street, N.E., Washington, DC 20549.

12. FINANCIAL STATEMENTS.

The following financial statements of the Fund are incorporated by reference: audited financial statements for the period ended March 31, 2010, previously filed with the Securities and Exchange Commission on EDGAR on Form N-CSR on June 11, 2010 (Accession No. 0000950123-10-057577).]


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